Exhibit 99.1

For Immediate Release:

RENT-A-CENTER ANNOUNCES MANAGEMENT  SUCCESSION

MARK E. SPEESE TO RETIRE AS CEO EFFECTIVE JANUARY 31, 2014

ROBERT D. DAVIS NAMED CEO-DESIGNATE

PLANO, Texas, November 13, 2013 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) announced today that Mark E. Speese, co-founder of the Company, has decided to retire from his position as Chief Executive Officer, effective January 31, 2014, after twenty-seven years of service.

The Company also announced that the Board of Directors (the “Board”) has selected Robert D. Davis, the Company’s current Chief Financial Officer, to become Chief Executive Officer on February 1, 2014. Mr. Davis also has been elected to the Company’s Board, effective immediately.

Mr. Speese will continue in his role as Chairman of the Company’s Board of Directors, and J.V. Lentell, the Lead Director of the Board, will relinquish that role on January 31, 2014, while remaining as a director. Mitchell E. Fadel, the Company’s President and Chief Operating Officer, while maintaining that position, has relinquished his Board seat, effective immediately, thereby maintaining the Board’s number of non-independent directors at its present level of two.

Mr. Speese commented, “This transition is a major strategic step in our ongoing management succession process that the Board has been implementing for the past few years. I have worked very closely with Robert for the past twenty years and have absolute confidence in his ability to lead the Company. He has been instrumental in our success and understands all aspects of our business. As the Company continues to move into an exciting new phase of its development, the timing is right for me to pass the baton, and I am confident Robert Davis is the ideal person for the job.”

Mr. Davis added, “I am excited to be given this opportunity and would like to thank the Board and Mark for their confidence in me. Mark has been an exceptional leader for the Company, and I am honored to succeed him as CEO. I am also particularly pleased that Mark will continue to serve as Chairman and that we will continue to benefit from his involvement with the Company. It will be a great help towards ensuring a successful transition.”

Mr. Davis has served as the Company’s Executive Vice President — Finance since February 2008 and has served as the Company’s Chief Financial Officer since March 1999.

The Lead Director of the Board, Mr. Lentell, stated, “The Board looks forward with confidence to the Company’s future under the leadership and vision of Robert Davis.  His selection from within our ranks is a testament to the management leadership of Mark Speese in the development of executive talent, and the ongoing multi-year effort of both management and the Board to augment the Company’s management strength through both internal development and external additions.”

Mr. Lentell further stated, “Mark Speese’s dedication and contributions to the Company from its inception have been keys to our success.  We are fully supportive and totally prepared for this decision on his part, and are pleased with Mark’s continuing involvement with the Board.”

The Company also announced that Michael S. Wilding, the Company’s current Senior Vice President —Accounting and Global Controller, will serve as Interim Chief Financial Officer, effective February 1, 2014.

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,140 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,255 RAC Acceptance kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc. (previously ColorTyme, Inc.), a wholly owned subsidiary of the Company, is a national franchiser of approximately 215 rent-to-own stores operating under the trade name of “Rent-A-Center” or “ColorTyme.”

This press release includes forward-looking statements. These statements may relate to, among other things, expectations regarding future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “would,” “expect,” “intend,” “should,” “anticipate” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes the expectations reflected in such forward-looking statements are accurate, there can be no assurance that these expectations will occur. The Company’s actual future performance could differ materially from such statements due to a number of factors and uncertainties, including, but not limited to, the risks detailed from time to time in the reports filed by the Company with the U.S. Securities and Exchange Commission, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended September 30, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter, 972-801-1214

Vice President of Investor Relations

david.carpenter@rentacenter.com